MALIZIA SPIDI & FISCH, PC
                                ATTORNEYS AT LAW

1100 NEW YORK AVENUE, N.W.                                      637 KENNARD ROAD
SUITE 340 WEST                                 STATE COLLEGE, PENNSYLVANIA 16801
WASHINGTON, D.C.  20005                                           (814) 466-6625
(202) 434-4660                                         FACSIMILE: (814) 466-6703
FACSIMILE: (202) 434-4661



September 7, 2001

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
744 Shenango Road
Beaver Falls, PA 15010

Dear Board Members:

         You have asked that we provide you our opinion in regard to the material federal income tax matters relating to the Plan of Conversion and Reorganization of PHS Bancorp, M.H.C., and Plans of Merger between PHS Bancorp, M.H.C., PHS Bancorp, Inc. and Peoples Homes Savings Bank adopted on August 16, 2001 (the "Plan") (collectively referred to herein as the "Conversion and Reorganization"). We have examined the Plan and certain other documents as we deemed necessary in order to provide our opinions. Unless otherwise defined, all terms used in this letter have the meanings given to them in the Plan.

         In our examination, we assumed that original documents were authentic, copies were accurate and signatures were genuine. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined. In rendering our opinion, we have relied upon certain written representations of Peoples Home Savings Bank (the "Savings Bank"), PHS Bancorp, M.H.C. (the "MHC"), PHS Bancorp, Inc. (the "Mid-Tier") and PHSB Financial Corporation (the "Holding Company") (collectively referred to herein as the "Representations") which are attached hereto.

         We assumed that the Plan has been or will be duly and validly authorized and approved and adopted and that all parties will comply with the terms and conditions of the Plan, and that the various representations and warranties which have been provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing.

         In issuing the opinions set forth below, we have referred solely to existing provisions of (1) the Internal Revenue Code of 1986, as amended (the "Code"), and existing and proposed Treasury Regulations thereunder; and (2) current administrative rulings, notices and procedures and court

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 2


decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change after the date hereof.

         There can be no assurance that our opinions would be adopted by the Internal Revenue Service (the "Service") or a court. The outcome of litigation cannot be predicted. We have, however, attempted in good faith to opine as to the merits of each tax issue with respect to which an opinion was requested.

                               STATEMENT OF FACTS

         The MHC is a Pennsylvania chartered mutual holding company chartered on July 9, 1997, in connection with the Savings Bank's mutual to stock conversion and reorganization (the "MHC Reorganization"). The MHC uses the accrual method of accounting and files its tax return on a calendar year basis. As a Pennsylvania chartered mutual holding company, the MHC does not have stockholders and has no authority to issue capital stock. Instead, the MHC (in its mutual form) has a unique equity structure, in that the MHC is owned by the depositors of the Savings Bank with liquidation interests in the MHC (the "Depositors"). The MHC's primary asset is 1,518,000 shares of Mid-Tier common stock ("Mid-Tier Common Stock"), which represents 60% of the shares of Mid- Tier Common Stock outstanding as of June 30, 2001.

         The Savings Bank is a Pennsylvania chartered stock savings bank that was organized on July 9, 1997, as a subsidiary of the MHC, in connection with the MHC Reorganization. In connection with the MHC Reorganization, the Savings Bank, sold 1,242,000 shares (or 45%) of its common stock in a subscription offering at $10.00 per share and issued the remaining 55% to the MHC. A total of 2,760,000 shares of Savings Bank common stock were issued in connection with the MHC Reorganization. Subsequently, in 1998, the Savings Bank formed a Pennsylvania middle-tier stock holding company, PHS Bancorp, Inc. (the "Mid-Tier"), which owns all of the stock of the Savings Bank in a one-for-one stock exchange. The Mid-Tier has no other material business or activities other than acting as the holding company of the Savings Bank and holding certain equity securities. Pursuant to the Conversion and Reorganization, the Mid-Tier will, after a series of transactions, merge with the Savings Bank, with the Savings Bank as the survivor, and the Mid-Tier will cease to exist.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 3


         The Holding Company will be a bank holding company, which was organized as a Pennsylvania corporation in August, 2001 at the direction of the Board of Directors of the Savings Bank and will acquire and hold all of the outstanding Savings Bank common stock ("Bank Stock") after the Conversion and Reorganization. Consummation of the Conversion and Reorganization is conditioned upon the approval of the Plan by the Pennsylvania Department of Banking (the "Department"), ratification by Current Depositors of the Savings Bank, non-objection of the FDIC, and approval by the stockholders of the Mid-Tier. Following the Conversion and Reorganization, the Holding Company's outstanding stock will be 100% publicly owned.

         The Boards of Directors and Boards of Trustees of the MHC, the Mid-Tier, and the Savings Bank believe that a conversion of the MHC to stock form pursuant to the Plan is in the best interests of the MHC, the Mid-Tier, and the Savings Bank, as well as the best interests of their respective depositors and stockholders. The Boards of Directors and Boards of Trustees have determined that the Plan equitably provides for the interests of depositors through the granting of subscription rights and the establishment of a liquidation account. The Conversion and Reorganization will result in the Savings Bank being wholly owned by a stock holding company which is owned by public stockholders, which is a more common structure and form of ownership than a mutual holding company. In addition, the Conversion and Reorganization will result in the raising of additional capital for the Savings Bank and the Holding Company and should result in a more active and liquid market for the Holding Company common stock ("HC Stock") than currently exists for the Mid-Tier Common Stock. Finally, the Conversion and Reorganization is designed to enable the Savings Bank and Holding Company to compete more effectively in a market which is consolidating.

         For valid business reasons, the present corporate structure of the MHC, the Mid-Tier, and the Savings Bank will be changed pursuant to the following proposed transactions:

                  (i) The Savings Bank will cause the Holding Company to be incorporated, which will become a new Pennsylvania chartered bank holding company.

                  (ii) The MHC will convert into an interim stock savings bank to be known as Interim Bank No. 1.

                  (iii) The Mid-Tier will adopt an interim stock savings bank charter to be known as Interim Bank No. 2; Interim Bank No. 2 will then merge with and into the Savings Bank ("Merger One"), with the Savings Bank as the surviving entity.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 4


                  (iv)  Immediately  following  Merger One,  Interim Bank No. 1, formerly the MHC, will merge with and into the Savings Bank with the Savings Bank as the surviving entity ("Merger Two"). The shares of Mid-Tier Common Stock previously held by the MHC (now Interim Bank No.
         1) will be canceled. As part of Merger Two, eligible Depositors of the Savings Bank who possess equity/ownership interests in the MHC immediately prior to Merger Two will exchange these interests in the MHC for substantially similar interests in a liquidation account to be established by the Savings Bank (referred to herein as "Savings Bank Liquidation Interests"). The amount in the liquidation account is greater of (a) 100% of retained earnings as of December 31, 1996 (the date of the latest statement of financial condition contained in the final offering circular utilized in the Savings Bank's initial stock offering), or (b) 60% of Mid-Tier's total shareholders' equity as reflected in its latest statement of financial condition.

                  (v) The Holding Company will form an interim corporation ("Interim Bank No. 3"), a new, wholly owned first-tier subsidiary with an interim stock savings bank charter.

                  (vi) Immediately following Merger Two, Interim Bank No. 3 will merge with and into the Savings Bank, with the Savings Bank as the surviving entity ("Merger Three"). As a result of Merger Three, Bank Stock deemed held by public stockholders will be converted into HC Stock based upon the exchange ratio which is designed to ensure that the same public stockholders will own, approximately the same percentage of HC Stock as the percentage of Mid-Tier Common Stock owned by them immediately prior to the Conversion and Reorganization before giving effect to (a) cash paid in lieu of fractional shares and (b) any shares of HC Stock purchased by public stockholders in the Holding Company's initial public offering.

                  (vii) Simultaneously, with the Conversion and Reorganization, the Holding Company shall sell its common stock in an initial public offering.

                  (viii) Depositors of the Savings Bank possessing Savings Bank Liquidation Interests as a result of Merger Two will continue to maintain such interests upon the completion of Merger Two and Merger Three.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 5


                              ANALYSIS AND OPINION

         Code Section 354 provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization. Code Section 356 provides that stockholders shall recognize gain to the extent they receive money as part of a reorganization, such as money received in lieu of fractional shares. Code Section 358 provides that, with certain adjustments for money received in a reorganization, a stockholder's basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which he or she surrendered in the transaction. Code Section 1223(1) states that, where a stockholder receives property in an exchange which has the same basis as the property surrendered, he or she shall be deemed to have held the property received for the same period as the property exchanged, provided that the property exchanged had been held as a capital asset.

         Code Section 361 provides that no gain or loss shall be recognized to a corporation which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization. Code Section 362 provides that if property is acquired by a corporation in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer. Code Section 1223(2) states that where a corporation will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property transferred had been held as a capital asset. Code Section 1032 states that no gain or loss shall be recognized to a corporation on the receipt of property in exchange for common stock.

         Code Section 368(a)(1)(F) provides that a mere change in identity, form, or place of organization, however effected, is a reorganization. When MHC converts itself from a Pennsylvania mutual holding company to a Pennsylvania interim stock savings bank, the changes at the corporate level will be insubstantial. Similarly, when the Mid-Tier adopts a Pennsylvania charter and subsequently converts itself into a Pennsylvania stock savings bank, the changes at the corporate level will be insubstantial. In addition, Rev. Rul. 80-105 provides that the conversion of a federal mutual savings and loan association to a state or federal stock savings and loan association, and the conversion of a state chartered mutual savings and loan association to a stock savings and loan association in the

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 6


same state are reorganizations under Code Section 368(a)(1)(F). Therefore, the change in the form of operation of the MHC and the Mid-Tier should constitute reorganizations within the meaning of Code Section 368(a)(1)(F).

         Code Section 368(a)(1)(A) defines the term "reorganization" to include a "statutory merger or consolidation" of corporations. Code Section 368(a)(2)(E) provides that a transaction otherwise qualifying as a merger under Code Section 368(a)(1)(A), shall not be disqualified by reason of the fact that common stock of a corporation which before the merger was in control of the merged corporation, is used in the transaction if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and the properties of the merged corporation; and (ii) former stockholders of the surviving corporation exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

         In order to qualify as a reorganization under Code Section 368(a)(1)(A), a transaction must constitute a merger or consolidation effected pursuant to the corporation laws of the United States or a state. Merger One, Merger Two and Merger Three will be consummated in accordance with applicable Pennsylvania laws.

         In addition,  a transaction  qualifying as a reorganization  under Code
Section 368(a)(1)(A) must satisfy the "continuity of interest doctrine" which requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represents a "substantial part" of the value of their former interest and provides them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); Southwest Natural Gas Co. v. Comm'r., 189 F.2d 332 (5th Cir. 1951), cert. denied, 342 U.S. 860 (1951).

         Treasury Regulation Section 1.368-1(b) and (e) provides that "Continuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation, it is exchange by the acquiring corporation for a direct interest in the target corporation enterprise, or it otherwise continues as a proprietary interest in the target corporation."

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 7


         As a result of Merger One, the shareholders of the Mid-Tier receive a continuing proprietary interest in the Savings Bank which will subsequently be converted into a continuing proprietary interest in the Holding Company.
Consequently, the continuity of interest doctrine should be satisfied with regard to Merger One.

         With regard to Merger Two, the MHC, as a Pennsylvania-chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. Instead, the Depositors are accorded a variety of proprietary rights such as certain rights in the unlikely event of liquidation. Prior to Merger Two, certain Depositors in the Savings Bank have both a deposit account in the institution and a pro rata inchoate proprietary interest in the net worth of the MHC based upon the balance in his account in the Savings Bank, an interest which may only be realized in the event of a liquidation of the MHC. However, this inchoate proprietary interest is tied to the Depositor's account and has no tangible market value separate from such deposit account. A Depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the MHC, which is lost to the extent that the balance in the account is reduced.

         In accordance with the Plan, the Depositors will receive Savings Bank Liquidation Interests and continue their inchoate proprietary interests in the Savings Bank following Merger Two. Although the Savings Bank Liquidation Interests would not allow the Depositors the right to vote or the right to pro rata distributions of earnings, they would be entitled to share in the distribution of assets upon the liquidation of the Savings Bank following Merger Two. The Depositors' Savings Bank Liquidation Interests in the Savings Bank is substantially similar to their current ownership interest in the MHC (a liquidation interest in the MHC). Because the Depositors are not in effect
"cashing out" their inchoate proprietary interests in the MHC, they would continue to maintain an inchoate proprietary interest in the Savings Bank upon the consummation of Merger Two. Such payments to be received as Savings Bank Liquidation Interests are not guaranteed and can only be received by Depositors who continue to maintain deposit accounts in the Savings Bank following Merger One. Therefore, it would seem that the exchange of the Depositors' equity interests in the MHC for Savings Bank Liquidation Interests should not violate the continuity of interest requirement of Section 1.368-1(b) and (e) of the Treasury Regulations. Consequently, the continuity of interest doctrine should be satisfied with regard to Merger Two.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 8



         As a result of Merger Three, the shareholders of the Savings Bank will receive a continuing proprietary interest in the Holding Company, the sole shareholder of the Savings Bank. Consequently, the continuity of interest doctrine should be satisfied with regard to Merger Three.

         One of the requirements of Code Section 368(a)(2)(E) is that subsequent to the transaction, the corporation surviving the merger must hold substantially all of its properties and the properties of the merged corporation. The Savings Bank has represented that, following Merger Three, it will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets, and at least 90% of the fair-market value of Interim Bank #3's net assets and at least 70% of the fair market value of Interim Bank #3's gross assets held immediately prior to Merger Three. Based upon representations received from the Savings Bank's management, the Savings Bank will clearly satisfy this requirement of Code Section 368(a)(2)(E).

         Pursuant to Code Section 368(a)(2)(E), the Holding Company must also acquire control of the Savings Bank in Merger Three. Control is defined as at least 80% of the total combined voting power of all classes of stock entitled to vote, and at least 80% of the total number of shares. Subsequent to Merger Three, the Holding Company will hold all of the Bank Stock. However, there is an issue as to whether the Savings Bank Liquidation Interests must be taken into account for purposes of the "control" test. If the Savings Bank Liquidation Interests are to be included in determining whether the Holding Company acquired control of the Savings Bank in Merger Three, it would be necessary to recognize such interests as another class of Bank Stock. Although the Savings Bank Liquidation Interests may be compared to the equity interests held by Depositors, which afforded Depositors an equity/ownership interest in the MHC, these interests in the Savings Bank are too remote to qualify as a separate class of Bank Stock. Therefore, the Savings Bank Liquidation Interests should be disregarded in determining whether the Holding Company acquires control of the Savings Bank in Merger Three.

         In addition to the requirements discussed above, there is a judicially created substance over form concept often referred to as the "step transaction doctrine" which applies throughout tax law, including the corporate reorganization area. The step transaction doctrine is an extremely amorphous concept. Often, application of the doctrine hinges on whether a court finds that a particular series of transactions runs counter to a significant tax policy. Notwithstanding years of litigation and hundreds of cases, the exact contours of the step transaction doctrine, and even its

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 9


proper formulation, are still the subject of intense debate. Consequently, it often will be difficult to determine with a high degree of certainty whether a series of related transactions will be stepped together in some fashion for tax purposes.

         The courts over the years have developed three distinct verbal formulations of the doctrine: (i) the binding commitment test, (ii) the end result test, and (iii) the interdependence test. While the courts nominally apply one or more of these three tests, a careful reading of the relevant cases indicates that the courts, as a preliminary matter, in deciding whether to apply the step transaction doctrine, tend to focus primarily on two key factors:
intent and temporal proximity. However, case law and the Service's pronouncements indicate that there are limitations on the ability to assert the step transaction doctrine, regardless of (i) the taxpayer's intent at the time of the first transaction to engage in the later transactions, and (ii) the short period of time that elapses between the transactions.

         Case law and the Service's pronouncements indicate that if two or more transactions carried out pursuant to an overall plan have economic significance independent of each other, the transactions generally will not be stepped together. The Service's most significant pronouncement regarding independent economic significance is Rev. Rul. 79-250. In that ruling, the Service asserted that:

         the substance of each of a series of steps will be recognized and the step transaction doctrine will not apply, if each such step demonstrates independent economic significance, is not subject to attack as a sham, and was undertaken for valid business purposes and not mere avoidance of taxes.

         The parties to Merger Two maintain a separate and distinct business purpose for consummating Merger Two (e.g., allowing for the conversion of the MHC from mutual to stock form). Immediately after the consummation of Merger Two, the Savings Bank will no longer be controlled by the MHC but will instead be controlled by its public stockholders. The facts indicate that the merger of MHC with and into the Savings Bank will result in a real and substantial change in the form of ownership of the Savings Bank that is sufficient to conclude that Merger Two comports with the underlying purposes and assumptions of a reorganization under Code Section 368(a)(1)(A).

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 10


         In addition, we believe that, because the various steps contemplated by the Plan were necessitated by the requirements of the Department, each of Merger One, Merger Two and Merger Three has a business purpose and independent significance and, as a result, the step transaction doctrine should not be applied to these transactions. However, our opinion is not binding upon the Service, and there can be no assurance that the Service will not assert a contrary position. Revenue Ruling 72-405 involved Corporation X which formed a wholly owned subsidiary, merged an unrelated corporation Y into the subsidiary and then liquidated the subsidiary. The Service held that the overall plan for the transactions was the acquisition of Corporation Y assets by Corporation X and that the transitory existence of the subsidiary did not have independent economic significance. As a result, the step transaction doctrine was applied, the transitory existence of the subsidiary was ignored and the transaction was treated as a direct acquisition of Corporation Y assets by Corporation X.

         It is possible that the Service could assert, based upon reasoning similar to that which was applied in Revenue Ruling 72-405, that the overall plan of the transactions contemplated by the Plan is the maintenance of the Savings Bank's holding company structure and the merger of MHC into Bank and that, as a result, the step transaction doctrine should be applied and the transitory elimination of the holding company structure in Merger One and re-creation of the holding company structure in Merger Three should be ignored for tax purposes. If the Service were successful with such an assertion, the transaction would be treated as a direct merger of MHC into the Savings Bank which may not qualify as a tax free reorganization resulting in taxable gain to the parties to the transaction.

         The Service is currently reviewing the question of whether certain downstream mergers of a parent corporation into its subsidiary (where the parent does not own 80% or more of its subsidiary before a downstream merger) or inversion transactions, where a parent and its subsidiary reverse positions, which otherwise qualify for tax-free treatment nevertheless should be treated as taxable transactions because they circumvent the repeal of the "General Utilities doctrine." The MHC currently owns 60% of the Mid-Tier and we do not believe that the transactions undertaken pursuant to the Plan constitute the type of transactions which circumvent the "General Utilities doctrine."

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 11


         Based upon the foregoing, and assuming Merger One, Merger Two, and Merger Three are consummated as described herein and in the Plan, we are of the opinion that:

         1. The transactions qualify as statutory mergers and each merger required by the Plan qualifies as a reorganization within the meaning of Code
Section 368(a)(1)(A). The MHC, the Mid-Tier, and the Savings Bank will be a party to a "reorganization" as defined in Code Section 368(b).

         2. The MHC will not recognize any gain or loss on the transfer of its assets to the Savings Bank in exchange for Savings Bank Liquidation Interests for the benefit of Depositors who remain Depositors of Savings Bank.

         3. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the MHC in exchange for the transfer to the Depositors of the Savings Bank Liquidation Interests.

         4. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Interim Bank #2 and Interim Bank #3 pursuant to the Conversion and Reorganization.

         5. No gain or loss will be recognized by Interim Bank #2 (the Mid-Tier following its conversion to a Pennsylvania stock savings bank) pursuant to the Conversion and Reorganization.

         6. The reorganization of the Holding Company as the holding company of the Savings Bank qualifies as a reorganization within the meaning of Code
Section 368(a)(1)(A) by virtue of Code Section 368(a)(2)(E). Therefore, the Savings Bank, the Holding Company, and Interim Bank #3 will each be a party to a reorganization, as defined in Code Section 368(b).

         7. No gain or loss will be recognized by Interim Bank #3 upon the transfer of its assets to the Savings Bank pursuant to the Conversion and Reorganization.

         8. Depositors will recognize no gain or loss upon the receipt of Savings Bank Liquidation Interests.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 12


         9. No gain or loss will be recognized by the Holding Company upon the receipt of Bank Stock solely in exchange for HC Stock.

         10. Current stockholders of Mid-Tier will not recognize any gain or loss upon their exchange of Mid-Tier Common Stock solely for shares of HC Stock.

         11. Each stockholder's aggregate basis in shares of HC Stock received in the exchange will be the same as the aggregate basis of Mid-Tier Common Stock surrendered in the exchange before giving effect to any payment of cash in lieu of fractional shares.

         12. No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Current Depositors (as such terms are defined in the Plan) upon distribution to them of subscription rights to purchase shares of HC Stock, provided that the amount to be paid for HC stock is equal to the fair market value of HC Stock.

         13. No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for HC Stock sold in the offering.

                                SCOPE OF OPINION

         Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Code, applicable Treasury regulations promulgated thereunder, and Service rulings, procedures, and other pronouncements published by the Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Service, and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Service. However, we believe that a court, if such issues were litigated, is more likely than not to concur with our opinion.

MALIZIA SPIDI & FISCH, PC

Boards of Directors
Peoples Home Savings Bank
PHS Bancorp, M.H.C.
PHS Bancorp, Inc.
PHSB Financial Corporation
September 7, 2001
Page 13


         Further, the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

                                 USE OF OPINION

         This opinion is given solely for the benefit of the parties to the Plan, the stockholders of the Mid-Tier, and Eligible Account Holders, Supplemental Eligible Account Holders and Current Depositors who purchase stock pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

                                     CONSENT

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 ("Form SB-2") to be filed by the Holding Company with the Securities and Exchange Commission, and as an exhibit to the MHC's Application for Conversion as filed with the Department (the "Pennsylvania Application"), and to the references to our firm in the Prospectus which is part of both the Form SB-2 and the Pennsylvania Application.

                                               Very truly yours,


                                               /s/Malizia Spidi & Fisch, PC
                                               ---------------------------------
                                               Malizia Spidi & Fisch, PC